Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2006 Employee, Director and Consultant Stock Plan, 2014 Incentive Award Plan, and the 2014 Employee Stock Purchase Plan of T2 Biosystems, Inc. of our report dated April 24, 2014, except for Note 17(a) and (b), as to which the date is July 15, 2014, and Note 17(c), as to which the date is July 25, 2014, with respect to the financial statements of T2 Biosystems, Inc. included in its Registration Statement (Form S-1 No. 333-197193) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 7, 2014